Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Gene Bertcher (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Fourth Quarter and Full Year 2023 Results

Dallas (April 1, 2024) New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the fourth quarter and the full year ended December 31, 2023.

During the three months ended December 31,2023 the Company reported a net loss of $39,000 compared to net income of $11,000 for the same period ended December 31, 2022.

For the full year ended December 31, 2023 the Company reported a net loss of $21,000 compared to net income of $181,000 for the same period ended December 31, 2022.

Fiscal 2023 as compared to 2022

Revenues: Revenues from rent for the leased property was $101,000 in 2023 and 2022. Revenues from managing the oil and gas operations for a third party was $51,000 and $111,000 in 2023 and 2022. The management agreement has the Company receiving a management fee of 10% of oil and gas revenue. The decrease in management fees is due to a decrease in the revenue due to a decline in oil and gas prices.

Operating Expenses: Operating expenses for the real estate property was $57,000 in 2023 and 2022. General and administrative expenses were $338,000 in 2023 and $317,000 in 2022.

Interest Income: Interest Income was $222,000 in 2023 and $212,000 in 2022.

Other Income: Other income was $131,000 in 2022. Included in other income for 2022 is $63,000 which represents the collection of an investment that had previously been fully reserved and a gain of $68,000 from the sale of equipment.

About New Concept Energy, Inc.

New Concept Energy, Inc. is a Dallas-based company which owns 191 acres of land located in Parkersburg, West Virginia. Located on the land are four structures totaling approximately 53,000 square feet. For more information, visit the Company’s website at www.newconceptenergy.com.

Contact:

New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	At December 31,
	2023	2022
Assets

Current assets
Cash and cash equivalents	$447	$436
Other current assets	12	30
Total current assets	459	466

Property and equipment, net
Land, buildings and equipment	629	631

Note Receivable - related party	3,542	3,542

Total assets	$4,630	$4,639

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - CONTINUED

(amounts in thousands, except share amounts)

	At December 31,
	2023	2022
Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade (including $8 in 2023 and 2022 due to related parties)	$36	$23
Accrued expenses	39	40
Total current liabilities	75	63

Stockholders' equity
Series B convertible preferred stock, $10 par value, liquidation value
of $100, authorized 100,000 shares, issued and outstanding one share	1	1
Common stock, $.01 par value; authorized 100,000,000
shares; issued and outstanding, 5,131,934 shares
at December 31, 2023 and 2022	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,076)	(59,055)
	4,555	4,576

Total liabilities & stockholders' equity	$4,630	$4,639

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Year Ended December 31,
	2023	2022	2021
Revenue
Rent	$101	$101	$101
Management Fee	51	111	-
	152	212	101

Operating Expenses
Operating Expenses	57	57	77
Corporate general and administrative	338	317	360
Total Operating Expenses	395	374	437
Operating loss	(243)	(162)	(336)

Other Income (Expense)
Interest income from a related party	213	212	212
Interest income	9	-	8
Interest expense	-	-	(5)
Other income	-	131	191
Total Other income (Expense)	222	343	406

Net income (loss) applicable to common shares	$(21)	$181	$70

Net income (loss) per common share-basic and diluted	$(0.01)	$0.04	$0.01

Weighted average common and equivalent shares outstanding - basic and diluted	5,132	5,132	5,132